Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in Jaguar Health, Inc.’s Registrations Statements as follows:

(1)	Registration Statements on Form S-1 (File Nos. 333-236016, 333-232082, 333-231399, 333-232078, 333-232715, 333-233989 and No. 333-237587); and
(2)	Registration Statements on Form S-3 (File Nos. 333-238992, 333-248763, 333-220236, 333-255154, 333-256634 and 333-261283); and
(3)	Registration Statements on Form S-8 (File Nos. 333-204280, 333-215303, 333-219939, 333-225057, 333-237816, 333-256626 and 333-256629);

of our report dated March 11, 2022, with respect to our audit of the consolidated financial statements of Jaguar Health, Inc., as of December 31, 2021 and for the year ended December 31, 2021, which report is included in this Annual Report on Form 10-K of Jaguar Health, Inc., for the year ended December 31, 2021.

/s/ RBSM LLP

Larkspur, California

March 11, 2022